PLAY CO. TOYS & ENTERTAINMENT CORP.
                               550 Rancheros Drive
                          San Marcos, California 92069

                  INFORMATION STATEMENT REGARDING THE PROPOSED
                 ACTION TO BE TAKEN PURSUANT THE WRITTEN CONSENT
                 OF A MAJORITY STOCKHOLDER IN LIEU OF A SPECIAL
                           MEETING OF THE STOCKHOLDERS




          This Information Statement has been mailed on May 8, 1998 to the stockholders of record on April 15, 1998 of Play Co. Toys & Entertainment Corp. (the "Company"), a Delaware corporation, in connection with the proposed action to be take by the Company pursuant to the written consents, dated April 5, 1998 and April 24, 1998, of the majority stockholder of the Company. The action to be taken pursuant to the written consents shall be taken on May 29, 1998. The Company's principal executive offices are located at 550 Rancheros Drive, San Marcos, California 92069; the Company's telephone number is (760) 471-4505.

          THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS; NO
             STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER
                                DESCRIBED HEREIN.
            WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

         The Company has received authorization to effect an increase in the total number of shares of all classes of capital stock which the Company has authority to issue from forty million (40,000,000) shares to sixty-six million five hundred thousand (66,500,000) shares, consisting of (i) an increase in the number of authorized shares of common stock, par value $.01 (the "Common Stock") from forty million (40,000,000) shares to fifty-one million (51,000,000) shares of Common Stock (ii) ten million (10,000,000) shares of the Series E Preferred Stock as previously authorized and (iii) the authorization of 5,500,000 shares of a new class of preferred stock, par value $.01 per share, as the "Series F Preferred Stock."

         In April 1998, United Textiles & Toys Corp. ("UTTC"), the Company's majority stockholder, owning 2,419,581 shares (or approximately 59.0% of the 4,103,519 issued and outstanding shares of Common Stock) as of such date, executed a written consent authorizing the Company (i) to increase the authorized number of shares of all classes of capital stock from 50,000,000 to 66,500,000 shares; (ii) to increase the authorized number of shares of Preferred Stock from 10,000,000 to 15,500,000 shares; (iii) to increase the authorized number of shares of Common Stock from 40,000,000 to 50,000,000; and (iv) to authorize 5,500,000 shares of a newly created Series F Stock.

      Under Section 228 of the General Corporation Law of the State of Delaware, any action requiring the consent of the stockholders at an annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action to be taken (i) shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and (ii) shall be delivered to the Company.

No Dissenters' Rights

         The corporate action described in this Information Statement will not afford to stockholders the opportunity to dissent from the action described herein and to receive an agreed or judicially appraised value for their shares.

                               RECENT DEVELOPMENTS

         During the last calendar quarter of 1997, the Company opened a temporary short-term seasonal store (in Crystal Court in Costa Mesa, California) and three new stores in highly trafficked shopping malls: one in South Bay Galleria in Redondo Beach, California; one in Ontario Mills in Ontario, California; and one in Arizona Mills in Tempe, Arizona (the Company's first store outside of southern California).

         On December 29, 1997, through West America Securities Corp. as agent, the Company completed a public offering of Series E Stock and Redeemable Series E Purchase Warrants. The offering raised $3,150,000 in gross proceeds from which the Company realized net proceeds of $2,378,978 after discounts, commissions, and expenses of the offering. The proceeds were apportioned as follows: (i) $500,000 was placed in a restricted certificate of deposit to secure a stand-by letter of credit in favor of FINOVA Capital Corporation ("FINOVA"), the Company's working capital lender (as discussed see below), (ii) approximately $140,000 has been expended to date for the relocation and enlargement of the Company's Toys International store located in the Century City shopping center (the Company expects to expend an additional $100,000 to complete the renovation), (iii) $250,000 was placed in a restricted short-term certificate of deposit to secure a letter of credit, (iv) approximately $1,050,000 was used to pay down the FINOVA credit line (see below) to reduce interest expenses and (v) approximately $440,000 was used to reduce trade accounts payable or to opportunistically purchase inventory from its vendors on advantageous terms.

         The Company is in the process of enlarging one of its 19 stores, the Toys International store located in Century City, California. The lease for this store expired in January 1998 and was extended, at a new location within the same mall, through and until March 31, 2001. Three of the Company's other stores are operating under leases that either also have expired or will expire in 1998, the fate of such stores to depend upon lease negotiations with the landlords of same.
         On January 21, 1998, the Company entered into a $7.1 million secured, revolving Loan and Security Agreement (the "FINOVA Agreement") with FINOVA. The credit line offered under the FINOVA Agreement replaced the $7 million credit line the Company had with Congress Financial Corporation (Western) ("Congress"):
FINOVA paid off the Congress loan on February 3, 1998. The Company believes that its credit availability against the cost value of its inventory under the FINOVA Agreement will be comparable to its availability under the Congress loan. The FINOVA credit line is secured by substantially all the Company's assets and expires on August 3, 2000. It accrues interest at a rate of floating prime plus one and one-half percent.

     Under the FINOVA Agreement, the Company is able to borrow against the cost value of eligible inventory and is able to borrow up to $2.4 million against a combination of $3 million in standby letters of credit in favor of FINOVA and restricted cash deposits. $1.5 million of the $3 million in additional borrowing support from the standby letters of credit was provided by an institutional investor which placed such amount into a restricted certificate of deposit to secure the standby letter of credit; $500,000 was provided by the Company in a restricted certificate of deposit to secure a stand-by letter of credit in favor of FINOVA; and $1.0 million was provided in the form of a standby letter of credit issued by Multimedia Concepts International, Inc.

Independent Public Auditors

          The Board of Directors of the Company has selected Haskell & White, LLP, Certified Public Accountants, as independent accountants of the Company for the fiscal year ended March 31, 1998. Stockholders are not being asked to approve this selection because such approval is not required. The audit services provided by Haskell & White, LLP consisted of examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of December 31, 1997, based upon information obtained by the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of 5% or more of the outstanding shares of Common Stock; (ii) each Officer and Director; and (iii) all Officers and Directors as a group. Except to the extent indicated in the footnotes to the table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.

Name and Address                                 Shares of                              % of Common
of Beneficial Owner                              Common Stock                           Stock Outstanding (1)
---------------------------------------------------------------------------------------------------------------------------
Harold Rashbaum (2)(3)
c/o Play Co. Toys & Entertainment Corp.                           --                                   --
550 Rancheros Drive
San Marcos, CA
---------------------------------------------------------------------------------------------------------------------------
Richard Brady(2)(3)
c/o Play Co. Toys & Entertainment Corp.                         25,587                                  *
550 Rancheros Drive
San Marcos, CA
---------------------------------------------------------------------------------------------------------------------------
Moses Mika
c/o Play Co. Toys & Entertainment Corp.                           --                                   --
550 Rancheros Drive
San Marcos, CA
---------------------------------------------------------------------------------------------------------------------------
United Textiles &
Toys Corporation                                           2,419,581(3)(4)                            59.0
448 West 16th Street
New York, NY 10011
---------------------------------------------------------------------------------------------------------------------------
Multimedia Concepts International, Inc.
448 West 16th Street                                           --(3)(5)                               --(5)
New York, NY 10011
---------------------------------------------------------------------------------------------------------------------------
Europe American
Capital Foundation                                             --(3)(6)                               --(6)
Box 47
Tortola, BVI
---------------------------------------------------------------------------------------------------------------------------
Vermogenstreuhand GMBH
Kiser Street, #14                                              --(3)(7)                               --(7)
Bregenz Austria
---------------------------------------------------------------------------------------------------------------------------
Volcano Trading
Limited                                                        --(3)(8)                               --(8)
Via Cantonale, #16
Lugano Switzerland
---------------------------------------------------------------------------------------------------------------------------

* Less than 1%

     (1) Does not include 25,503,420 shares of Common Stock issuable upon the conversion (any time two years from issuance) of 4,250,570 shares of Series E Stock outstanding.

     (2) Does not include 150,000 shares of Common Stock issuable upon the conversion (any time two years from issuance) of 25,000 shares of Series E Stock issued as a bonus in April 1998.

     (3)Subject to a two-year lock up on transfer commencing December 1997, in accordance with lock up agreements executed in connection with the Company Series E Preferred Stock offering.

     (4) Does not include 1,350,000 shares of Common Stock issuable upon the conversion of 225,000 shares of the Series E Preferred Stock. Includes 578,742 shares issued to UTTC in connection with the August 1996 distribution of the Company's shares by American Toys in August 1996.

     (5) Does not include 4,818,420 shares of Common Stock issuable upon the conversion of 803,070 shares of the Series E Preferred Stock.

(footnotes continued from the previous page)

     (6) Does not include 7,035,000 shares of Common Stock issuable upon the conversion of 1,172,500 shares of the Series E Preferred Stock.

     (7) Does not include 4,500,000 shares of Common Stock issuable upon the conversion of 750,000 shares of the Series E Preferred Stock.

     (8) Does not include 1,500,000 shares of Common Stock issuable upon the conversion of 250,000 shares of the Series E Preferred Stock.


                                   MANAGEMENT
Officers and Directors

         The Directors of the Company are elected annually by the shareholders, and the Officers are appointed annually by the Board of Directors. Vacancies on the Board of Directors may be filled by the remaining Directors. Each Director and Officer will hold office until the next annual meeting of shareholders or until his successor is elected and qualified. The Executive Officers and Directors of the Company are as follows:

NAME                                                 AGE                        POSITION

Harold Rashbaum                                      70                         Chairman of the Board

Richard Brady                                        45                         Chief Executive Officer, President,
                                                                                and Director

James Frakes                                         41                         Chief Financial Officer, Secretary,
                                                                                and Director

Moses Mika                                           78                         Director


     All Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected annually by, and serve at the discretion of, the Board of Directors. There are no family relationships between or among any Officers or Directors of the Company. Each Director is elected for a period of one year at an annual meeting of the Company's shareholders and serves until his successor is duly elected.

     As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation eliminates the personal liability of the Directors to the Company or any of its shareholders for damages caused by breaches of said Directors' fiduciary duties. As a result of such provision, stockholders may be unable to recover damages against then Directors for actions which constitute negligence or gross negligence or are in violation of their fiduciary duties. This provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative, and other types of shareholder, litigation against Directors.

     Harold Rashbaum was appointed Chairman of the Board of Directors on September 10, 1996. Mr. Rashbaum was a crisis management consultant to the Company from July 1995 to September 10, 1996. He has been the President, Chief Executive Officer, and a Director of Hollywood Productions, Inc. ("Hollywood") since January 1997. From May 1996 to January 1997, Mr. Rashbaum served as Secretary and Treasurer of Hollywood. He has been the President of Breaking
Waves, Inc., a subsidiary of Hollywood, since September 1996. Since February 1996, Mr. Rashbaum has also been the President and a Director of H.B.R. Consultant Sales Corp. ("HBR"), of which his wife is the sole stockholder. Prior thereto from February 1992 to June 1995, Mr. Rashbaum was a consultant to 47th Street Photo, Inc., an electronics retailer. Mr. Rashbaum held this position at the request of the bankruptcy court during the time 47th Street Photo, Inc. was in Chapter 11. From January 1991 to February 1992, Mr. Rashbaum was a consultant for National Wholesale Liquidators, Inc., a major retailer of household goods and housewares.

     Richard Brady is a co-founder of the Company and has acted as the Company's Chief Executive Officer and President since December 1995. Mr. Brady was the Executive Vice President, Secretary, and a Director from the Company's inception in 1974 until December 1996. He was re-elected Director of the Company in January 1998.

     James Frakes was elected Chief Financial Officer and Secretary of the Company in July 1997. Since August 1997, he has been a Director of the Company. In January 1998, Mr. Frakes was elected Director of Hollywood. Prior thereto, from June 1990 to March 1997, Mr. Frakes was Chief Financial Officer of Urethane Technologies, Inc. ("UTI") and two of its subsidiaries, Polymer Development
Laboratories, Inc. ("PDL") and BMC Acquisition, Inc. These were specialty chemical companies, which focused on the polyurethane segment of the plastics industry. Mr. Frakes was also Vice President and a Director of UTI during this period. In March 1997, three unsecured creditors of PDL filed a petition for the involuntary bankruptcy of PDL. This matter is pending before the United States Bankruptcy Court, Central District of California. From 1985 to 1990, Mr. Frakes was a manager for Berkeley International Capital Corporation, an investment banking firm specializing in later stage venture capital and leveraged buyout transactions. In 1980, Mr. Frakes obtained a Masters in Business Administration from University of Southern California. He obtained his Bachelor of Arts degree in history from Stanford University from which he graduated with honors in 1978.

     Moses Mika was appointed Director of the Company in March 1998. Mr. Mika has been retired since 1989.

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded or paid by the Company during the years ended March 31, 1997, 1996, and 1995 to each of the named Executive Officers of the Company.


                           Summary Compensation Table

                               Annual Compensation

                  (a)                       (b)                        (c)                       (d)                  (e)
         Name and Principal                                                                                        Other Annual
         Position                                   Year            Salary($)                       Bonus($)(1)    Compensation($)
         --------------------                       ----            ---------                       -----------    ---------------

         Richard Brady                               1997              108,000                        -                    6,179(2)
         Chief Executive Officer,                    1996              117,230                        -                    7,979(2)
          President and Director                     1995              120,000                        -                    7,829(2)
         ----------------------

     (1) No bonuses were paid during the periods herein stated.

     (2) Includes (i) an automobile allowance of $4,800 for 1997 and $6,600 for each of 1996 and 1995 and (ii) the payment of life insurance premiums of $1,379, $1,379, and $1,888 for 1997, 1996, and 1995, respectively.

1994 Stock Option Plan

         In 1994, the Company adopted the Company's 1994 Stock Option Plan (the "Plan"). The Board believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 50,000 (reflects 1 for 3 reverse split) shares of Common Stock may be granted from time to time to key employees, Officers, Directors, advisors, and independent consultants to the Company and its subsidiaries. The Company has granted to James Frakes, Chief Financial Officer and Secretary, pursuant to his hire, options to purchase 30,000 shares of Common Stock at an exercise price of $3.25 per share, vesting at the rate of 10,000 shares per annum for the years ending July 1998, 1999, and 2000.

         The Board of Directors is charged with administration of the Plan and is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the Optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the Optionee owns more than 10% of the Common Stock of the Company).

         Options will be exercisable for a term (not less than one year) determined by the Board. Options may be exercised only while the original grantee has a relationship with the Company or at the sole discretion of the Board, within ninety days after the original grantee's termination. In the event of termination due to retirement, the Optionee, with the consent of the Board, shall have the right to exercise his option at any time during the thirty-six month period following such retirement. Options may be exercised up to thirty-six months after the death or total and permanent disability of an Optionee. In the event of certain basic changes in the Company, including a change in control of the Company as defined in the Plan, in the discretion of the Board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or by the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder or his guardian or legal representative.

         Options granted pursuant to the Plan may be designated as ISOs with the attendant tax benefits provided therefor pursuant to Sections 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify, suspend, or terminate the Plan, provided, however, that certain material modifications affecting the Plan must be approved by the shareholders, and any change in the Plan that may adversely affect an Optionee's rights under an option previously granted under the Plan requires the consent of the Optionee.

1994 401(k) Employee Stock Option Plan ("ESOP")

          In May 1994, the Company adopted corporate resolutions approving a 401(k) Employee Stock Ownership Plan ("the ESOP Plan") which covers substantially all employees of the Company. The ESOP Plan was filed on July 14, 1995 with the Internal Revenue Service and includes provisions for both employee stock ownership and a 401(k) Plan. The ESOP Plan allows contributions only by the Company: these can be made annually at the discretion of the Company's Board of Directors. The ESOP Plan has been designed to invest primarily in the Company's stock. The 401(k) portion of the ESOP Plan will be contributed to by the employees of the Company through payroll deductions. The Company does not intend to match contributions to the 401(k). Contributions to the ESOP Plan may result in an expense, resulting in a reduction in earnings, and may dilute the ownership interests of persons who currently own securities of the Company.

                    I. AMENDMENT TO THE COMPANY'S CERTIFICATE
                     OF INCORPORATION TO AUTHORIZE SHARES OF
                            SERIES F PREFERRED STOCK

         The Board of Directors has unanimously approved a proposal to amend the Company's Certificate of Incorporation (i) to effect an increase in the authorized number of shares of Preferred Stock from 10,000,000 to 15,500,000 shares, inclusive of 5,500,000 shares of a newly created Series F Preferred Stock and (ii) to effect an increase in the authorized number of shares Common Stock from 40,000,000 to 51,000,000 shares. Such proposal was authorized by written consent of UTTC, the Company's majority stockholder obtained on April 1998. The full text of the proposed Amendment to the Certificate of Incorporation is annexed hereto as Appendix A to this Information Statement.

         The Company has determined that in order to facilitate its planned expansion of its retail locations to twenty-nine stores within the next two years, the Company requires additional capital. Though the Company recently completed a public offering of its shares of Series E Preferred Stock and did not anticipate needing additional capital during the ensuing 12 month period, the following occurrences have induced the Company to seek additional funding at this time:

         1. Modified plans to open additional new stores - the Company has been presented with opportunities to open additional stores in, what the Company believes to be, prime locations, with terms believed to be beneficial to the Company's operations. Between July and December 1998, the Company plans to open six new stores in highly trafficked malls. It plans to open an additional five stores in calendar year 1999. Of the six locations currently contemplated, two are in southern California, and the remainder are in Illinois, Nevada, Michigan, and Texas. The Company estimates the costs associated with opening each new store to be approximately $220,000. The Company also estimates that each new store will require an additional expenditure of approximately $250,000 to establish inventory with approximately one-half of that amount typically financed under its credit line. In addition, the Company will purchase inventory at "close-out" terms, as described below. Funding from the Company's Series E Preferred Stock offering, which was used to pay down credit lines to decrease interest expenses, is available for expansion, through drawing down on its credit lines, if the Company believes this to be the most advantageous method of funding its expansion.

         2. Improved purchasing opportunities - the Company has begun to purchase selected inventory items on advantageous "close-out" terms from certain of its vendors. This type of purchase requires short term or immediate payment by the Company rather than the extended terms common to the toy industry and, as a result, the Company will require an additional $500,000 in capital to continue this pattern of purchasing. The Company believes that these types of purchases contribute to increased gross margins. In the past, the Company has never had the capital to aggressively pursue this type of purchase arrangement.

         In accordance with such capital requirements, the Company has decided to conduct a private placement offering of up to 2,500,000 units (the "Units") at a price of $3.00 per Unit, each unit consisting of one share of newly created Series F Stock and one Series F Stock Purchase Warrant (the "Warrants"). Each Warrant entitles the holder thereof to purchase one share of the Series F Stock at a price of $4.00 at any time commencing one year after the date of issuance for a period of five years. The placement will be conducted by Morgan Grant Capital Group, Inc. ("Morgan Grant") as placement agent. The placement will be conducted on a "best efforts, all or none" basis for the placement of the first 250,000 Units and on a "best efforts" basis for the remaining Units. Morgan Grant will receive a commission and a non-accountable expense allowance of 10% and 3%, respectively, of the total gross proceeds from the placement. Morgan Grant will also receive underwriter's warrants to purchase Units equal to 10% of the total number of Units sold, at a price of 120% ($3.60) of the offering price. The additional capital raised by the placement will be used to open additional stores in upcoming years, to obtain economies of scale in purchasing inventory, and for general working capital.

Series F Stock

     The holders of the shares of the Series F Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at $0.09 per share. The dividend is to be payable quarterly. Dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the date such dividends are payable. The Series F Stock shall have a liquidation preference of $3.00 per share, subject only to the Series E Preferred Stock preference.

     The Series F Stock shall possess no voting rights, except as provided by law with respect to altering the rights and preferences thereof. The Series F Stock shall have the right, at the option of each individual holder, at any time, commencing six months after issuance, to convert each share into two fully paid and non-assessable shares of Common Stock. Upon conversion of the Series F Stock into Common Stock, the ownership interests of persons who own Common Stock at the time of conversion shall be diluted.

     The Company may, at any time commencing one year from issuance, redeem all of the issued and outstanding shares of the Series F Stock for a per share price of $3.00, plus accrued but unpaid dividends, upon notice to each holder of record of the Series F Stock.

     The Company is authorized to increase the number of authorized shares of Common Stock by 11,000,000 shares, to a total of 51,000,000, in order to provide a sufficient number of authorized shares of Common Stock in the event that the shares of Series F Stock are converted into Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From April 1996 to June 1997, Europe America Capital Corporation ("EACC"), an affiliate of Ilan Arbel, the President of UTTC, exercised its options and purchased an aggregate of 3,812,070 shares of the Series E Preferred Stock for $3,812,070. An aggregate of 361,500 shares were converted to Common Stock,
leaving  an  aggregate  of  3,450,570   shares  of  Series  E  Preferred   Stock
outstanding, prior to the Series E public offering in December 1997. The proceeds of the funds received from this investment enabled the Company to acquire the assets of Toys International (then a three store chain); to finance the openings of the Santa Clarita, Arizona Mills, Redondo Beach, Ontario Mills, and Clairemont stores; to redesign five store locations; and to support losses incurred during the Company's business turnaround.

     The Company leases a combined 51,700 square feet of office and warehouse space at an approximate annual cost of $228,000, the lease expiring in April 2000. The office and warehouse are leased from a partnership of which one of the partners is Richard Brady, the President and a Director of the Company. The Company believes that the lease is on terms no more or less favorable than terms it might otherwise have negotiated with an unaffiliated party.

     In March 1998, the Company issued 25,000 shares of Series E Stock, subject to a one year vesting schedule, to each of Richard Brady, President of the Company, and Harold Rashbaum, Chairman of the Board of the Company, as bonuses in recognition of their efforts to further the Company's turnaround toward profitability.

Additional Information

          A copy of the Company's quarterly report on form 10-QSB for the quarter ended December 31, 1997 and the Company's annual report on form 10-KSB for the year ended March 31, 1998, upon filing of same with the Securities and Exchange Commission, will be furnished without the accompanying exhibits to stockholders without charge upon written request therefor sent to James B. Frakes, Secretary, Play Co. Toys & Entertainment Corp., 550 Rancheros Drive, San Marcos, California 92069. Each such request must set forth a good faith representation that as of April 15, 1998, the person making the request was the beneficial owner of shares of Common Stock of the Company entitled to vote at the special meeting of stockholders.

                                             By Order of the Board of Directors.


                                                         James Frakes, Secretary

May 8, 1998

Appendix A
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                       PLAY CO. TOYS & ENTERTAINMENT CORP.

         Under Section 242 of the Delaware Corporation Law:

         The Undersigned, for the purpose of amending the Certificate of Incorporation of Play Co. Toys & Entertainment Corp., does hereby certify and set forth:

FIRST:

         The name of the Corporation is
                           PLAY CO. TOYS & ENTERTAINMENT CORP.
SECOND:

         The Certificate of Incorporation was filed by the Department of State on June 15, 1994.

THIRD:

         The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is (i) to increase the authorized number of shares of Preferred Stock from 10,000,000 to 15,500,000 shares, 5,500,000 of which shares shall be designated Series F Preferred Stock; and (ii) to increase the number of authorized shares of Common Stock from 40,000,000 to 51,000,000. The Certificate of Incorporation of this Corporation is amended by changing "Article FOURTH," so that, as amended, said Article shall read as follows:

FOURTH:

         A. Authorized Capital Stock. The total number of shares of all classes of capital stock which this Corporation shall have authority to issue is SIXTY SIX MILLION FIVE HUNDRED THOUSAND (66,500,000) shares consisting of FIFTY ONE MILLION (51,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"), and FIFTEEN MILLION FIVE HUNDRED THOUSAND (15,500,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock") of which TEN MILLION (10,000,000) shares are designated "Series E Preferred Stock," and FIVE MILLION FIVE HUNDRED THOUSAND (5,500,000) shares are designated "Series F Preferred Stock," the relative rights, preferences, and limitations of which are as set forth in subparagraph of this Article FOURTH.

         B.       Series E Preferred Stock.

                    (i) Designation. The designation of this series of Preferred
               Stock, par value $0.01 per share, shall be the "Series E Preferred Stock." The number of shares of Series E Preferred Stock authorized hereby shall be 10,000,000 shares.

                    (ii) Rank. The Series E Preferred Stock shall,  with respect to rights on liquidation, winding up, and dissolution, rank (a) junior to any other Senior Securities established by the Board of Directors and, if required by Section (vii), approved by the affirmative vote of the holders of a majority of the shares of the Series E Preferred Stock, the terms of which shall specifically provide that such series shall rank prior to the Series E Preferred Stock; (b) on a parity with any other Parity Securities established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series E Preferred Stock; and (c) prior to any other Junior Securities of the Corporation.

                    (iii) Dividends.

                    The  Series E  Preferred  Stock  shall not have any right to dividends.

                    (iv) Liquidation Preference.

                    (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1.00 per share for each share outstanding, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, provided, however, that the holders of the outstanding shares of the Series E Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding shares of the Series E Preferred Stock or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of the outstanding shares of Series E Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

                    (b) For the  purposes of this  Article  FOURTH,  neither the voluntary sale, conveyance, lease, exchange, nor transfer (for cash, shares of stock, securities, or their consideration) of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange, or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

                  (v) Redemption. The shares of Series E Preferred Stock are not redeemable by the Corporation.

                  (vi)     Conversion.

                    (a) Subject to, and upon compliance  with, the provisions of this Section (vi), the holder of a share of Series E Preferred Stock designated shall have the right, at such holder's option, terminating five years from issuance, to convert such share into 6 fully paid and non-assessable shares of Common Stock of the Corporation. A holder of the Series E Preferred Stock shall have the right to convert such share, at such holder's option, at any time commencing two years from issuance.

                    (b) (i) In order to exercise the conversion  privilege,  the holders of each share of Series E Preferred Stock to be converted shall surrender the certificates representing such shares at the office of the transfer agent for the Series E Preferred Stock, appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series E Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

                         (ii) As promptly as practicable  after the surrender of
                    the certificates for shares of Series E Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (iv).

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series E Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open and such notice is received by the Corporation. All shares of Common Stock delivered upon conversion of the Series E Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

               (c) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purposes of effecting conversions of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series E Preferred Stock not theretofore converted. For purposes of this subsection (d), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series E Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                    (vii) Voting Rights.  The holders of record of shares of the
               Series E Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section (vii)(a) or as otherwise provided by law.

                         (a) So long as any  shares  of the  Series E  Preferred
                    Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series E Preferred Stock, voting as a class, vote to amend the Corporation's Certificate of Incorporation to (i) increase or decrease the aggregate number of authorized shares of the Series E Preferred Stock; (ii) increase or decrease the par value of the Series E Preferred Stock; or (iii) alter the preferences, powers, or rights of the Series E Preferred Stock so as to affect them adversely.

                         (b) In  exercising  the voting rights set forth in this
                    Section (vii), each share of Series E Preferred Stock shall have one vote per share.

         C.       Series F Preferred Stock.

                         (i) Designation. The designation of this series of Preferred Stock, par value $0.01 per share, shall be the "Series F Preferred Stock." The number of shares of Series F Preferred Stock authorized hereby shall be 5,500,000 shares.

                         (ii) Rank.  The Series F Preferred  Stock  shall,  with
                    respect to rights on liquidation, winding up, and dissolution, rank (a) junior to any other Senior Securities established by the Board of Directors, including the Series E Preferred Stock, and, if required by Section (vii), approved by the affirmative vote of the holders of a majority of the shares of the Series F Preferred Stock, the terms of which shall specifically provide that such series shall rank prior to the Series F Preferred Stock; (b) on a parity with any other Parity Securities established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series F Preferred Stock; and (c) prior to any other Junior Securities of the Corporation.

                         (iii) Dividends.

                         (a) The holders of the shares of the Series F Preferred
                    Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at $0.09 per share. The dividend is payable quarterly, subsequent to the initial payment date declared by the Board of Directors (the "Series F Dividend Payment Dates"), in preference to dividends on the Junior Securities. Such dividend shall be paid to the holder of record by the close of business on the date thirty business days after the Series F Dividend Payment Dates, which dividend may be paid in cash or kind, at the discretion of the Corporation. Each of such dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the date such dividends are payable as herein provided.

                         (b) If at any time the Corporation shall have failed to
                    pay full dividends which have accrued (whether or not declared) on any Senior Securities, no dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on the shares of the Series F Preferred Stock or any other Parity Securities unless, prior to or concurrently with such declaration, payment, or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of Senior Securities shall have been or are declared and paid or set apart for payment, without interest. No dividends shall be declared or paid or set apart for payment on any Parity or Junior securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any dividends are not paid in full, as aforesaid, upon the shares of the Series F Preferred Stock and any other Parity Securities, the Corporation distribute the dividend pro rata so that the amount of dividends declared per share on the Series F Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other Parity securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series F Preferred Stock or any other Parity Securities which may be in arrears.

                         (c) Holders of the shares of the Series F Preferred Stock shall be entitled to receive the dividends provided for in paragraph (iii)(a) hereof in preference to and in priority over any dividends of other Parity Securities and any other Junior Securities.

                         (d) Subject to the foregoing provisions of this Section
                    (iii) the Board of Directors may declare, and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights, or options exercisable for or convertible into any of the Junior Securities, and the holders of shares of the Series F Preferred Stock shall not be entitled to share therein.

                  (iv)     Liquidation Preference.

                         (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the shares of Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $3.00 per share for each share outstanding, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, provided, however, that the holders of the outstanding shares of the Series F Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, including the Series E Preferred Stock, shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding shares of the Series F Preferred Stock or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of the outstanding shares of Series F Preferred Stock and the holders of outstanding shares of such other Parity Securities were paid in full.

                         (b) For the  purposes of this Article  FOURTH,  neither
                    the voluntary sale, conveyance, lease, exchange, nor transfer (for cash, shares of stock, securities, or their consideration) of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange, or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

                  (v)      Redemption.

                         (a) Notice. The Corporation may, at any time commencing
                    one years from issuance, redeem all of the issued and outstanding shares of the Series F Preferred Stock for a per share price of $3.00 (the "Redemption Price"), plus accrued but unpaid dividends, upon the terms set forth below. If the Corporation desires to redeem the Series F Preferred Stock, it shall deliver notice (the "Redemption Notice") by regular mail to each holder of record of the Series F Preferred Stock at the address of each holder as it appears on the books of the Corporation. Dividends shall cease accruing on the date of the Redemption Notice.

                         (b) Delivery of Certificates and Payment.  On or before
                    the tenth day after the date of the Redemption Notice (the "Period"), each holder of the Series F Preferred Stock shall deliver to the secretary of the Corporation at its principal office his certificate for the Series F Preferred Stock, duly endorsed in blank (or accompanied by proper instruments of transfer). Upon such surrender the holder thereof shall be entitled to receive payment of the Redemption Price for each share of the Series F Preferred Stock so surrendered. The Corporation shall make such payment within five days after the later of (i) the date on which the holder delivered such certificates or (ii) the last day of the Period.

                  (vi)     Conversion.

                         (a)  Subject  to,  and  upon   compliance   with,   the
                    provisions of this Section (vi), the holder of a share of Series F Preferred Stock designated shall have the right, at such holder's option, to convert such share into two fully paid and non-assessable shares of Common Stock of the Corporation, at any time commencing six months from issuance.

                         (b) (i) In order to exercise the conversion  privilege,
                    the holders of each share of Series F Preferred Stock to be converted shall surrender the certificates representing such shares at the office of the transfer agent for the Series F Preferred Stock, appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series F Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.


                         (ii) As promptly as practicable  after the surrender of
                    the certificates for shares of Series F Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (vi).

                         (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series F Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open and such notice is received by the Corporation. All shares of Common Stock delivered upon conversion of the Series F Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                         (c) The Corporation covenants that it will at all times
                    reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purposes of effecting conversions of the Series F Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series F Preferred Stock not theretofore converted. For purposes of this subsection (d), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series F Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                         (vii) Voting Rights. The holders of record of shares of
                    the Series F Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section
                    (vii)(a) or as otherwise provided by law.

                         (a) So long as any  shares  of the  Series F  Preferred
                    Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series F Preferred Stock, voting as a class, vote to amend the Corporation's Certificate of Incorporation to (i) increase or decrease the aggregate number of authorized shares of the Series F Preferred Stock; (ii) increase or decrease the par value of the Series F Preferred Stock; or (iii) alter the preferences, powers, or rights of the Series F Preferred Stock so as to affect them adversely.

                         (b) In  exercising  the voting rights set forth in this
                    Section (vii), each share of Series F Preferred Stock shall have one vote per share.



                  D.       Common Stock

                         Dividends.  Subject  to the  liquidation  rights of the
                    Preferred Stock, the holders of Common Stock shall be entitled to share equally all dividends declared and paid by the Corporation. Voting. The holders of record of Common Stock shall have one vote, on all matters upon which stockholders of the Corporation may vote, for each share of the Common Stock held by them.

                         Dissolution,  Liquidation,  Etc.  In the  event  of the
                    dissolution, liquidation, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and after the payment to the holders of the Preferred Stock as provided for in this Certificate of Incorporation, the remaining assets of the Corporation shall be distributed to the holders of the Common Stock.

         FIFTH:
                  The amendment to the Articles of Incorporation of the Corporation set forth above was adopted by written consent of the Corporation's majority shareholder on the 5th day of April, 1998 and the __th day of May, 1998.

         IN WITNESS WHEROF, the undersigned President of this Corporation has executed this Certificate of Amendment on this ____ day of May, 1998.


                                    PLAY CO. TOYS & ENTERTAINMENT CORP.


                           By:
                                    Richard Brady, President


                           By:
                                    James Frakes, Secretary

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB
                                   (Mark One)

           [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended December 31, 1997

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

             For the transition period from __________ to __________

                         Commission File Number O-25030

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
             (Exact name of registrant as specified in its charter)

Delaware                                         95-3024222
(State or Jurisdiction of
Incorporation or Organization)                   (I.R.S. Employer Identification
                                                  No.)

                550 Rancheros Drive, San Marcos, California 92069
                    (Address of principal executive offices)

                                 (760) 471-4505
              (Registrant's telephone number, including area code)

                                       N/A

     (Former name, former address, and former fiscal year, if changed since last report)

     Check whether the Issuer (1) has filed all reports  required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS

     State the number of shares of each of the issuer's classes of common equity outstanding as of the latest practicable date: Common Stock, $.01 par value:
4,103,519 shares outstanding as of February 2, 1998.

     Transitional Small Business Disclosure Format (check one): Yes [ ] No [X]

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                                TABLE OF CONTENTS



                                                                                     PAGE

PART I.           FINANCIAL INFORMATION

Item 1.           FINANCIAL STATEMENTS
                  Condensed balance sheets as of December 31, 1997 and March 31,
                  1997.                                                              3

                  Condensed  statements of  operations  for the three months and
                  nine months ended December 31, 1997 and 1996.                      4

                  Condensed  statements  of cash flows for the nine months ended
                  December 31, 1997 and 1996.                                        5

                  Notes to condensed financial statements                            6

Item 2.           MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF  OPERATIONS.                    8-14

Part II. OTHER INFORMATION

Item 1.           LEGAL PROCEEDINGS                                                  14

Item 2.           CHANGES IN SECURITIES AND USE OF PROCEEDS                          15

Item 3.           DEFAULTS UPON SENIOR SECURITIES                                    15

Item 4.           SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS                15

Item 5.           OTHER INFORMATION                                                  15

Item 6.           EXHIBITS AND REPORTS ON FORM 8-K                                   16


                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TOYS & TEXTILES CORP.)
                            CONDENSED BALANCE SHEETS

                                     ASSETS

                                                                                              (unaudited)
                                                                                              December 31,         March 31, 1997
                                                                                                  1997

Current

           Cash ................................................................................   $  2,827,735    $    177,722
           Accounts receivable .................................................................        317,121          60,206
           Merchandise inventories .............................................................      6,612,013       6,092,930
           Other current assets ................................................................        163,424         247,313
                                                                                                   ------------    ------------

                                            Total current assets ...............................      9,920,293       6,578,171

Property and Equipment, net of accumulated
           depreciation and amortization of $3,268,948
           and $2,828,913, respectively ........................................................      2,888,687       2,475,650

Deposits and other assets ......................................................................        178,662         324,797
                                                                                                   ------------    ------------
                                                                                                   $ 12,987,642    $  9,378,618
                                                                                                   ============    ============

                       LIABILITIES & STOCKHOLDERS' EQUITY


                                                                                                December 31,       March 31, 1997
                                                                                                  1997

Current

          Borrowings under financing agreement ..................................................   $  4,746,307    $  4,438,875
          Accounts payable ......................................................................      3,439,489       3,259,176
          Accrued expenses and other liabilities ................................................        757,259         308,940
          Current portion of notes payable ......................................................        100,000         141,666
                                                                                                    ------------    ------------
                  Total current liabilities .....................................................      9,043,055       8,148,657
Notes payable, net of current portion ...........................................................         25,000         100,000
Deferred rent liability .........................................................................        155,998         126,925
     Stockholders' equity:
          Series E preferred stock, $.01 par, 10,000,000 shares authorized;
            4,200,570 and 2,500,570 shares outstanding ..........................................      5,966,549       2,500,570
          Common stock, $.01 par value, 40,000,000 shares
            authorized; 4,103,519 and 4,083,519 shares outstanding ..............................         41,035          40,835
          Additional paid-in-capital ............................................................      6,675,398       6,512,107
          Accumulated deficit ...................................................................     (8,919,393)     (8,050,476)

                                            Total stockholders' equity ..........................      3,763,589       1,003,036
                                                                                                    ------------    ------------
                                                                                                    $  9,378,618    $ 12,987,642

            See accompanying notes to condensed financial statements

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                           Three Months Ended               Nine Months Ended
                                                              December 31,                     December 31,


                                                         1997           1996            1997            1996
                                                         ----

Net sales ............................................   $ 10,396,440   $  9,374,440    $ 17,768,033    $ 16,225,561
Cost of Sales ........................................      6,381,992      6,593,497      10,740,074      11,273,998
                                                         ------------    ------------

                              Gross profit ...........      4,014,448      2,780,943       7,027,959       4,951,563
                                                         ------------   ------------    ------------    ------------
Operating expenses:

               Operating .............................      2,716,212      2,872,492       6,773,188       6,431,190
               expenses
               Depreciation and amortization .........        161,982        104,706         440,035         295,866
                                                         ------------    ------------    ------------

                              Total operating expenses      2,878,194      2,977,198       7,213,223       6,727,056
                                                         ------------    ------------    ------------

Operating profit (loss) ..............................      1,136,254       (196,255)       (185,264)     (1,775,493)

Interest expense .....................................        254,586        218,735         683,653         593,572
                                                         ------------    ------------    ------------
Net income (loss) ....................................   $    881,668   $   (414,990)   $   (868,917)   $ (2,369,065)
                                                         ============    ============

Basic earnings (loss) per share:
Weighted average number of common
               shares outstanding ....................      4,103,519      3,900,186       4,096,974       1,710,263
                                                         ============    ============    ============
Basic earnings (loss) per share ......................   $       0.21   $      (0.11)   $      (0.21)   $      (1.39)
                                                         ============    ============    ============

Diluted earnings (loss) per share:
Weighted average number of common shares and
         share equivalents outstanding ...............     24,904,765      3,900,186       4,096,974       1,710,263
                                                         ============    ============    ============

Diluted earnings (loss) per share ....................   $       0.04   $      (0.11)   $      (0.21)   $      (1.39)
                                                         ============    ============    ============


            See accompanying notes to condensed financial statements

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                        Nine Months Ended
                                                                           December 31,


                                                                         1997        1996
                                                                         -----

CASH FLOWS FROM OPERATING ACTIVITIES:

        Net loss ..................................................   $  (868,917)   $(2,369,065)
        Adjustments used to reconcile net loss to net
          cash used for operating activities:
               Depreciation and amortization ......................       440,035        295,866
               Amortization of common stock options ...............       161,058        161,058
               Deferred rent ......................................        29,073           --
       Increase (decrease) from changes in:
                          Accounts receivable .....................      (256,915)      (161,024)
                        Merchandise inventories ...................      (519,083)       628,089
                        Other current assets ......................        83,889         78,336
                        Deposits and other assets .................       (14,923)        16,000
                        Accounts payable ..........................       180,313        446,740
                          Accrued expenses and other liabilities ..       448,319        219,570
                                                                      -----------    -----------

                          Net cash used for operating activities ..      (317,151)      (684,430)
                                                                                     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

        Purchases of property and equipment .......................      (853,072)      (447,951)
                                                                      -----------    -----------
                          Net cash used for investing activities ..      (853,072)      (447,951)
                                                                      -----------    -----------


CASH FLOWS FROM FINANCING ACTIVITIES:

        Proceeds from issuance of preferred and common stock ......     3,629,470      1,234,000
        Net borrowings on line of credit ..........................       307,432         79,451
        Repayments of notes payable ...............................      (116,666)          --
        Redemption of preferred stock .............................          --          (87,680)
                                                                      -----------    -----------
                          Net cash provided by financing activities     3,820,236      1,225,771
                                                                      -----------    -----------
Net increase in cash ..............................................     2,650,013         93,390
Cash at beginning of period .......................................       177,722         83,650
Cash at end of period .............................................   $ 2,827,735    $   177,040

            See accompanying notes to condensed financial statements

                      PLAY CO. TOYS & ENTERTAINMENT CORP.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                December 31, 1997
                                   (Unaudited)

Note 1.

The interim accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, management suggests that the reader refer to the audited financial statements for the year ended March 31, 1997 included in its Annual Report on Form 10-KSB and the Company's registration statement on Form SB- 2, which became effective on October 2, 1997. Operating results for the nine month period ended December 31, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending March 31, 1998.

Note 2.

On December 29, 1997, the Company completed a public offering of Series E Preferred Stock and Redeemable Series E Purchase Warrants. The offering was managed by West America Securities Corp. The offering raised $3,150,000 in gross proceeds. The Company estimates the net proceeds of the offering were $2,378,978 after discounts and commissions, legal expenses, Blue Sky fees, accounting fees, printing expenses, other investment banking fees, and other miscellaneous costs and expenses. The Company will finalize the net proceeds of the offering during the audit process on its March 31, 1998 year end financial statements.

Note 3.

On January 21, 1997, the Company entered into a $7.1 million secured, revolving Loan and Security Agreement with FINOVA Capital Corporation ("FINOVA" or "FINOVA Agreement"). The FINOVA Agreement replaces the $7 million credit arrangement the Company had with Congress Financial Corporation (Western) ("Congress
Financing"). The FINOVA Agreement is secured by substantially all of the Company's assets and expires on August 3, 2000. It provides for automatic one year renewal periods unless earlier terminated as provided therein. The interest rate of floating prime plus one and one-half percent is the same in both credit arrangements. FINOVA paid off Congress Financial Corporation (Western) on February 3, 1998.

     Under the Congress Financing and the FINOVA Agreement, the Company has been, and shall continue to be, able to borrow $2.4 million against a combination of $3 million in standby letters of credit and restricted cash provided by a subordinated loan compared to a $2 million advance against $3 million in standby letters of credit under the Congress Arrangement. $1.5 million of the $3 million in additional borrowing support from the standby letters of credit was provided by an institutional investor in the form of a subordinated loan, $1.0 million was provided in the form of a standby letter of credit by the principal stockholder of United Textiles & Toys Corp., the Company's parent. The other $500,000 was provided by the Company.

     Under both the Congress Financing and the FINOVA Agreement, the Company has been, and shall continue to be, able to borrow against the cost value of eligible inventory. The Company believes that its credit availability against the cost value of its inventory under the FINOVA Agreement will be comparable to its availability under the Congress Arrangement.

Note 4.

     During the three months ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share, which requires the Company to disclose both basic earnings per share and diluted earnings per share. Diluted earnings per share is similar to basic earnings per share except that common shares outstanding are increased to show the dilutive effect of those potential common shares had they been issued. The reconciliation of basic earnings per share to diluted earnings per share is as follows:

                  For the Three Months Ended December 31, 1997

                                                     Income            Shares           Per Share Amount
Basic Earnings Per Share
         Income available to common
           stockholders                              $881,668            4,103,519               $0.21
                                                                                                 =====

Effect of Dilutive Securities:
         Series E Preferred Stock                    0                   20,801,246

Diluted Earnings Per Share
         Income available to common
           stockholders plus assumed
           conversion                                $881,668          24,904,765                $0.04
                                                     ========          ==========                =====

     The financial statements for prior periods were restated to show the effect of the new accounting standard. However, there is no difference between basic and diluted earnings per share for the nine and three months ended December 31, 1996 and for the nine months ended December 31, 1997, as the convertible effects of the Series E Preferred Stock and Redeemable Series E Purchase Warrants are considered anti-dilutive.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations

     Statements contained in this report which are not historical facts may be considered forward looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

     The Company's operations are substantially controlled by United Textiles & Toys Corp. ("UTTC"), the Company's parent. UTTC currently owns approximately 59.3% of the issued and outstanding shares of the Company's Common Stock.

     For the three months ended December 31, 1997 compared to three months ended December 31, 1996

     The Company generated net sales of $10,396,440 for the three months ended December 31, 1997. This represented an increase of $1,022,000, or 10.9%, from net sales of $9,374,440 in the three months ended December 31, 1996. The increase in sales is directly attributable to increased sales contribution from its stores of $939,498 from its stores, representing a 10.4% increase over the stores' sales contribution in the three months ended December 31, 1996. The increase in sales contribution from th Company's stores occurred despite a decrease of $607,432 in same store sales for the three months ended December 31, 1997. Sales from new stores contributed an additional $4,465,086 to the Company's sales for the three months ended December 31, 1997.

     The Company posted a gross profit of $4,014,448 for the three months ended December 31, 1997, representing an increase of $1,233,505, or 44.4%, from the gross profit of $2,780,943 for the three months ended December 31, 1996. This represented an increase in the Company's gross margin from 29.7% for the December 1996 period to 38.6% for the December 1997 period. This 8.9% gross margin improvement was largely due to the ongoing implementation of the Company's plan to augment its traditional product base of lower margin promotional toys with a mix of specialty and educational toys, which generally produce better margins than promotional toys.

     Operating expenses for the three months ended December 31, 1997 were $2,716,212. This represented a $156,280, or 5.4%, decrease in the Company's operating expenses of $2,872,492 for the three months ended December 31, 1996. The operating expense decrease was a result of a $369,725 reduction in advertising expense that more than offset increases in rent expense of $98,537 and payroll expenses of $106,865.

     During the three months ended December 31, 1997, the Company recorded non-cash depreciation and amortization expenses of $161,982, representing a $57,276 increase from $104,706 recorded for the period ended December 31, 1996. This increase was largely due to depreciation on the Toys International assets acquired in January 1997. Total operating expenses (operating expenses combined with depreciation and amortization) for the December 1997 period were $2,878,194, representing a $99,004, or 3.3%, decrease from total operating expenses of $2,977,198 recorded for the December 1996 period.

     As a result of the $1,233,505 increase in gross profit coupled with the $99,004 decrease in total operating expenses, the Company's operating profit improved by $1,332,509 from an operating loss of $196,255 during the three months ended December 31, 1996 to an operating profit of $1,136,254 during the three months ended December 31, 1997.

     Interest expense totaled $254,586 for the three months ended December 31, 1997. This represented a $35,851, or 16.4%, increase over interest expense of $218,735 for the three months ended December 31, 1996. The primary reason for the increased level of interest expense was a higher level of borrowings in the December 1997 period than in the December 1996 period.

     As a result of the above mentioned factors, the Company recorded a net profit of $881,668 for the three months ended December 31, 1997. This represented a $1,296,658 improvement over the net loss of $414,990 recorded in the three months ended December 31, 1996.

     The basic earnings per share for the three month period ended December 1997 period was $0.21 compared to a net loss per share in the comparable December 1996 period of $0.11. The weighted average number of common shares outstanding increased from 3,900,186 in the December 1996 period to 4,103,519 in the December 1997 period.

     The diluted earnings per share for the three month period ended December 1997 period was $0.04 compared to a diluted loss per share in the comparable December 1996 period of $0.11. The weighted average number of common shares and share equivalents outstanding increased from 3,900,186 in the December 1996 period to 24,904,765 in the December 1997 period. No effect was given to conversion of preferred stock in the December 1996 period as such would have been anti-dilutive.

For the nine months ended December 31, 1997 compared to nine months ended December 31, 1996

     The Company generated net sales of $17,768,033 for the nine month period ended December 31, 1997. This represented an increase of $1,542,472, or 9.5%, from net sales of $16,225,561 for the nine month period ended December 31, 1996. The increase in sales is directly attributable to increased sales contribution from its stores of $1,450,765, or an 9.4% improvement over the stores' sales contribution for the nine month period ended December 31, 1996. The sales contribution from the Company's stores came despite a decrease of $966,792 in same store sales for the nine month period ended December 31, 1997. Sales from new stores contributed an additional $6,639,132 to the Company's sales for the nine month period ended December 30, 1997.

     The Company posted a gross profit of $7,027,959 for the nine month period ended December 31, 1997, an increase of $2,076,396, or 41.9%, from the gross profit of $4,951,563 for the nine month period ended December 31, 1996. This represented an increase in the Company's gross margin from 30.5% for the December 1996 period to 39.6% for the December 1997 period. This 9.1% gross margin improvement was largely due to the ongoing implementation of the Company's plan to augment its traditional product base of lower margin promotional toys with a mix of specialty and educational toys which generally produce better margins than promotional toys.

     Operating expenses for the nine month period ended December 31, 1997 were $6,773,188, representing a $341,998, or 5.3%, increase over the Company's operating expenses of $6,431,190 for the nine month period ended December 31, 1996. The primary reasons for the operating expense increase were an increase in rent expense of $362,810, an increase in payroll and related expenses of $286,408, and a decrease of rental and other income of $194,908. The above noted expenses aggregated $844,126, which was partially offset by a $574,078 decrease in advertising expense. A contributing factor to the increases in rent and payroll related expenses was the acquisition of the three Toys International stores in January 1997.

     During the nine month period ended December 31, 1997, the Company recorded non-cash depreciation and amortization expenses of $440,035, a $144,169 increase from $295,866 for the period ended December 31, 1996. This increase was largely due to depreciation on the Toys International assets acquired in January 1997. Total operating expenses (operating expenses combined with depreciation and amortization) for the December 1997 period were $7,213,223, a $486,167, or 7.2%, increase from total operating expenses of $6,727,056 for the December 1996 period.

     As a result of the $2,076,396 improvement in gross profit more than offsetting the $486,167 increase in total operating expenses, the Company's operating loss decreased by $1,590,229 from $1,775,493 during the nine month period ended December 31, 1996 to $185,264 during the nine month period ended December 31, 1997. This represented a 89.6% reduction in the Company's operating loss.

     Interest expense totaled $683,653 for the nine month period ended December 31, 1997. This represented a $90,081, or 15.2%, increase over interest expense of $593,572 for the nine month period ended December 31, 1996. The primary reason for the increased level of interest expense was a higher level of borrowings in the December 1997 period than for the December 1996 period.

     As a result of the above mentioned factors, the Company recorded a net loss of $868,917 for the nine month period ended December 31, 1997. This represented a $1,500,148 reduction from the net loss of $2,369,065 recorded in the nine month period ended December 31, 1996.

     The basic loss per share for the nine month period ended December 1997 was $0.21 compared to a net loss per share in the comparable December 1996 period of $1.39. The weighted average number of common shares outstanding increased from 1,710,263 in the December 1996 period to 4,096,974 in the December 1997 period.

     The diluted loss per share for the nine month period December 1997 was $0.21 compared to a diluted loss per share in the comparable December 1996 period of $1.39. The weighted average number of common shares and share equivalents outstanding increased from 1,710,263 in the December 1996 period to 4,096,974 in the December 1997 period. No effect was given to conversion of preferred stock in either period as such would have been anti-dilutive.

Liquidity and Capital Resources

     At December 31, 1997, the Company had working capital of $877,238 compared to a working capital deficit of $1,570,486 at March 31, 1997. The Company has generated operating losses for the past several years and has historically financed those losses and its working capital requirements through sales of preferred stock. There can be no assurance that the Company will be able to generate sufficient revenues or have sufficient controls over expenses and other charges to achieve profitability.

     During the nine month period ended December 31, 1997, the Company used $317,151 of cash in its operations compared to $684,430 used in operations for the nine month period ended December 31, 1996. The Company's net loss was approximately $869,000 and $2,369,000, respectively, in those periods.

     The Company used $853,072 of cash in its investing activities during the nine month period ended December 31, 1997 compared to $447,951 for the nine month period ended December 31, 1996. All of the Company's investing activities related to purchases of property and equipment.

     The Company generated $3,820,236 from its financing activities in the nine month period ended December 31, 1997 compared to the generation of $1,225,771 from financing activities for the nine month period ended December 31, 1996. The primary contributor to the Company's financing activities was the completion in the current period of a public offering of Series E Preferred Stock and Redeemable Series E Purchase Warrants as well as the private sale of Series E Preferred Stock in both periods. Those proceeds were used to finance the Company's working capital and capital expenditure requirements and operating losses during the nine month period ended December 31, 1997.

     As a result of the above factors, the Company had a net increase in cash of $2,650,013 for the nine month period ended December 31, 1997 compared to a net increase in cash of $93,390 for the nine month period ended December 31, 1996.

     During the three months ended December 31, 1997, the Company opened three new stores in highly trafficked shopping malls and also opened a temporary short-term seasonal store. The three new stores are located in the South Bay Galleria in Redondo Beach, California; in Ontario Mills in Ontario, California; and in Arizona Mills in Tempe, Arizona. The Arizona Mills location is the Company's first store located outside of Southern California. The temporary seasonal store was located in the Crystal Court in Costa Mesa, California.

     On December 29, 1997, the Company completed a public offering of Series E Preferred Stock and Redeemable Series E Purchase Warrants. The offering was managed by West America Securities Corp. The offering raised $3,150,000 in gross proceeds. The Company estimates the net proceeds of the offering were $2,378,978 after discounts and commissions, legal expenses, Blue Sky fees, accounting fees, printing expenses, other investment banking fees, and other miscellaneous costs and expenses. The Company will finalize the net proceeds of the offering during the audit process on its March 31, 1998 year end financial statement.

     On January 21, 1997, the Company entered into a $7.1 million secured, revolving Loan and Security Agreement with FINOVA Capital Corporation ("FINOVA" or "FINOVA Agreement"). The FINOVA Agreement replaces the $7 million credit arrangement the Company had with Congress Financial Corporation ("Congress Arrangement"). The FINOVA Agreement is secured by substantially all of the Company's assets and it expires on August 3, 2000. The interest rate of floating prime plus one and one-half percent is the same in both credit arrangements. FINOVA paid off Congress Financial Corporation on February 3, 1998.

     Under the FINOVA Agreement, the Company will be able to borrow $2.4 million against a combination of $3 million in standby letters of credit and restricted cash provided by a subordinated loan compared to a $2 million advance against $3 million in standby letters of credit under the Congress Arrangement. $1.5 million of the $3 million in additional borrowing support from the standby letters of credit was provided by an institutional investor in the form of a subordinated loan, $1.0 million was provided in the form of a standby letter of credit by the principal stockholder of United Textiles & Toys Corp., the Company's parent. The other $500,000 was provided by the Company.

     Under both credit agreements, the Company is able to borrow against the cost value of eligible inventory. The Company believes that its credit availability against the cost value of its inventory under the FINOVA Agreement will be comparable to its availability under the Congress Arrangement.

     The toy industry is seasonal with approximately 45% to 49% of the Company's annual sales occurring during the months of October through December. As a result, sources of funds to repay amounts due under inventory finance arrangements with financial institutions and manufacturers are typically generated from sales during the peak selling season.

     The Company currently plans to open five new stores in highly trafficked malls in 1998. Four of the Company's 19 stores are operating under leases that either have expired or will expire in 1998. The Company currently plans to relocate one of those stores. The fate of the remaining three stores will depend upon lease negotiations with the owners of the store locations.

     The costs involved in opening the five new stores and relocating the one store will require a significant capital expenditure, estimated to be approximately $1.2 million. The Company plans to finance the capital expenditure via a combination of landlord tenant improvement contributions, borrowings on its new credit line, and from capital leases. Any remaining expenditure will be paid out of the Company's working capital. There can be no assurance that the Company will be able to find five suitable store locations under acceptable lease terms in 1998 or that the Company will be able to obtain landlord or lease financing to partially offset the new store opening costs.

Trends Affecting Liquidity, Capital Resources and Operations

     The Company's sales efforts are focused primarily on a defined geographic segment consisting of the Southern California area and the Southwestern United States. The Company's future financial performance will depend upon continued demand for toys and hobby items and on general economic conditions within that geographic market area, the Company's ability to choose locations for new stores, the Company's ability to purchase product at favorable prices and on favorable terms, and the effects of increased competition and changes in consumer preferences.

     The toy and hobby retail industry faces a number of potentially adverse business conditions including price and gross margin pressures and market consolidation. The domination of the toy industry by Toys R Us has resulted in increased price competition among various toy retailers and declining gross margins for such retailers. Moreover, the domination of Toys R Us has resulted in the liquidation or bankruptcy of many toy retailers throughout the United States, including some in the Southern California market. There can be no assurance that the Company's business strategy will enable it to compete effectively in the toy industry.

         Management currently knows of no trends reasonably expected to have a material impact upon the Company's operations or liquidity in the foreseeable future. The Company's operating history has been characterized by narrow profit margins; accordingly, the Company's earnings will depend significantly on its ability to purchase its product on favorable terms, to obtain store locations on favorable terms, to retail a large volume and variety of products efficiently, and to provide quality support services. The Company's prices are, in part, based on market surveys of its competitors' prices, primarily those of Toys R Us. As a result, aggressive pricing policies, such as those used by Toys R Us, have resulted in the Company reducing its retail prices on many items, thereby reducing the available profit margin. Moreover, increases in expenses or other charges to income may have a material adverse effect on the Company's results of operations. There can be no assurance that the Company will be able to generate sufficient revenues or have sufficient control over expenses and other charges to increase profitability.

Inflation and Seasonality

     During the past few years, inflation in the United States has been relatively stable. In management's opinion, this is expected to continue for the foreseeable future. However, should the American economy again experience double digit inflation rates, as was the case in the past, the impact on prices could adversely affect the Company's operations.

     The Company's business is highly seasonal with a large portion of its revenues and profits being derived during the months of November and December. Accordingly, the Company is required to obtain substantial short-term borrowing during the first three quarters of the calendar year in order to purchase inventory and to finance capital and operational expenditures. The Company's past history of negative cash flows during the fiscal year are partially a result of its seasonal business nature. The Company's cash flows are negative for most months prior to the Christmas season. The Company's negative cash flow for all months except November and December historically has been serviced via the Company's line of credit, special credit terms with vendors, and from the sale of equity instruments, principally preferred stock.


                                     PART II

Item 1.  Legal Proceedings

     In June 1997, in the Superior Court of the State of California, Los Angeles County, Shook Development Corp. commenced suit against the Company for breach of contract pertaining to premises leased by the Company from South San Dimas, a California Limited Partnership. See the Company's Form 10-QSB for the quarterly period ended September 30, 1997 for more information concerning this matter.

     Also in June 1997, in the Superior Court of the State of California, Orange County, Prudential Insurance Company of America commenced suit against the Company for breach of contract pertaining to premises leased by the Company. See the Company's Form 10-QSB for the quarterly period ended September 30, 1997 for more information concerning this matter.

     In May 1997, in the Superior Court of the State of California, Los Angeles County, PNS Stores, Inc. commenced suit against the Company and its former guarantor for breach of contract pertaining to premises leased by the Company. See the Company's Form 10-QSB for the quarterly period ended September 30, 1997 for more information concerning this matter.

     In October 1997, in the Superior Court of the State of California, County of San Bernardino, Foothill Marketplace commenced suit against the Company and its former guarantor for breach of contract pertaining to premises leased by the Company. See the Company's Form 10-QSB for the quarterly period ended September 30, 1997 for more information concerning this matter.

         No Director, Officer, or affiliate of the Company, nor any associate of same, is a party to, or has a material interest in, any proceeding adverse to the Company.

     Item 2. Changes in Securities and Use of Proceeds: None

     Item 3. Defaults Upon Senior Securities: None

     Item 4. Submission of Matters to a Vote of Security Holders:

     On January 28, 1998, the Company held its annual meeting during which it proposed to elect four Directors to the Board. The proposal was adopted, and the following were elected Directors of the Board for a term of one year: Harold Rashbaum, Richard Brady, James Frakes, and Sheikhar Boodram.

     The votes cast or withheld for the election of the Directors are set forth as follows:

                                                              Votes Cast
                                                              For                 Abstentions

                  Harold Rashbaum                             2,781,477                 2,539
                  Richard Brady                               2,782,623                 1,393
                  James Frakes                                2,782,241                 1,775
                  Sheikhar Boodram                            2,781,477                 2,539


Item 5.           Other Information:

     On January 21, 1997, the Company entered into a $7.1 million secured, revolving Loan and Security Agreement with FINOVA Capital Corporation ("FINOVA" or "FINOVA Agreement"). The FINOVA Agreement replaces the $7 million credit arrangement the Company had with Congress Financial Corporation (Western) ("Congress Financing"). The FINOVA Agreement is secured by substantially all of the Company's assets and expires on August 3, 2000. It provides for automatic one year renewal periods unless earlier terminated as provided therein. The interest rate of floating prime plus one and one-half percent is the same in both credit arrangements. FINOVA paid off Congress Financial Corporation (Western) on February 3, 1998.

     Under the FINOVA Agreement, the Company will be able to borrow $2.4 million against a combination of $3 million in standby letters of credit and restricted cash provided by a subordinated loan compared to a $2 million advance against $3 million in standby letters of credit under the Congress Arrangement. $1.5 million of the $3 million in additional borrowing support from the standby letters of credit was provided by an institutional investor in the form of a subordinated loan, $1.0 million was provided in the form of a standby letter of credit by the principal stockholder of United Textiles & Toys Corp., the Company's parent. The other $500,000 was provided by the Company.

     Under both the Congress Financing and the FINOVA Agreement, the Company has been, and shall continue to be, able to borrow against the cost value of eligible inventory. The Company believes that its credit availability against the cost value of its inventory under the FINOVA Agreement will be comparable to its availability under the Congress Arrangement.

     Item 6. Exhibits and Reports on Form 8-K:

Exhibit 10.90 - Finova Loan and Security Agreement
Exhibit 10.91 - Schedule to Loan and Security Agreement

                                   SIGNATURES




         In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, this 3rd day of February 1998.


PLAY CO. TOYS & ENTERTAINMENT CORP.


By: /s/ Richard L. Brady
Richard L. Brady
President and Chief Executive Officer


By: /s/ James B. Frakes
James B. Frakes
Chief Financial Officer